For Immediate Release

Metallurgical Tests Confirm Molybdenum Grade and Recovery Projections for Lucky Jack Project; Non Acid Generating Tailing Produced

RIVERTON, Wyoming (February 25, 2008) — U.S. Energy Corp. (“U.S. Energy”) (NASDAQ: USEG) and its partner at the Lucky Jack Molybdenum Project, Kobex Resources Ltd. (Kobex) (TSX-V: KBX), are pleased to provide the following update on the Lucky Jack Molybdenum Project:

A preliminary laboratory metallurgical test program has been completed at SGS-Lakefield Research on material from the Lucky Jack deposit.  The test program was conducted on historical core and reject samples from previous drill programs conducted by Cyprus Amax.  The program included locked cycle testing which produced a molybdenum concentrates assaying between 45 and 50% molybdenum at 86 to 90% molybdenum recovery from samples with a head grade of 0.30% molybdenum.  This is in line with the historical projections by Cyprus Amax.  The developed process eliminates the use of cyanide which was previously proposed and simplifies the overall reagent scheme.

The process also includes a step to remove pyrite by flotation following molybdenum recovery.  This processing addition removes the sulphide minerals from the main tailings flow and was undertaken to produce final tailings for surface storage having minimal environmental impact.  A tailings characterization program conducted by Golder Paste Tec is currently underway.  This program includes a study of paste backfill with the objective of maximizing the placement of tailings underground as backfill to fill the voids left by mining.  Environmental analysis of the tailings planned for surface storage produced by the locked cycle testing which incorporated the pyrite flotation step has been completed by both SGS-Lakefield Research and Golder Paste Tec.  In both of these analyses the neutralization potential ratio (NPR), which is the ratio of neutralization potential (NP) to acid-generating potential (AP) was greater than 4.5 to 1.  This is a strong indication the flotation tailings to be stored on surface will not be acid generating.  Industry accepted criteria classify a material with NPR greater than 4 as having no potential for acid generation.

Press Release
February 25, 2008

Maurice Tagami, COO of Kobex stated, “We are very pleased with the results of the metallurgical test program.  The ability to produce a high quality molybdenum concentrate with reasonable recovery at the laboratory scale is good news for the Project.  The results of the pyrite flotation as part of the process are extremely encouraging as we are committed to being able to design a mine and process plant which will have minimal environmental impact.  A non-acid-generating tailings stream is another step towards this goal.”

Kobex is also pleased to announce that its wholly-owned subsidiary, Kobex Colorado Corporation, compiled an excellent safety record for 2007, with over 36,000 hours worked with no safety incidents or lost time accidents.  “Our Colorado-based Project, operations staff and contractors are to be commended for their exemplary safety record in our first year of the development of the Lucky Jack Project.  Human health and safety is a top priority for our organization.” stated Leo King, President of Kobex.

Keith Larsen, Chairman and Chief Executive Officer of U.S. Energy, said, “We continue to make significant progress toward demonstrating the operational and environmental viability of the Lucky Jack Project.  In the decades since this deposit was discovered, technology has evolved to a point where there is now potential for an economically feasible project, with all of the benefits this will mean to the local communities and a way to virtually eliminate acid-generating tailings which, historically, has been one of the most difficult environmental problems associated with mining.  In addition, we are pleased with the safety record of Kobex.  U.S. Energy and Kobex are committed to a safe and healthy workplace.”

Press Release
February 25, 2008

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ABOUT U.S. ENERGY CORP.

Disclosure Regarding Mineral Resources

Under SEC and Canadian Regulations;

and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  Examples of these other companies are Sutter Gold Mining Inc. and Kobex Resources Ltd.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Keith G. Larsen, CEO or Mark J. Larsen, President

U.S. Energy Corp. (307) 856-9271